Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of CTI BioPharma Corp. on Form S-3 of our report dated March 4, 2014, with respect to our audits of the consolidated financial statements of CTI BioPharma Corp. (formerly known as Cell Therapeutics, Inc.) as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and our report dated March 4, 2014 with respect to our audit of the effectiveness of internal control over financial reporting of CTI BioPharma Corp. as of December 31, 2013 appearing in the Annual Report on Form 10-K of CTI BioPharma Corp. for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

November 21, 2014